Exhibit 99.7

June 30, 2026

WORLDSTAR ENGINEERING HOLDINGS LIMITED

Rm 1104, 11/F, Yuen Long Trading Centre

No. 33 Wang Yip St., West

Yuen Long, New Territories

Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of WORLDSTAR ENGINEERING HOLDINGS LIMITED (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Yiu Wing Chan
Name: Yiu Wing Chan